Exhibit 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact: Brent L. Peters, President & CEO
Telephone Number: 610-965-5959
E-mail:  blpeters@eastpennbank.com



              ALLEN E. KIEFER JOINS EAST PENN'S BOARD OF DIRECTORS

(November 25, 2003) - Emmaus,  PA - East Penn Financial  Corporation  (NasdaqSC:
EPEN) recently appointed Allen E. Kiefer of Schuylkill Haven to the boards of directors of East Penn Financial Corporation and East Penn Bank.

Mr. Kiefer started Allen E. Kiefer Investment Services in 1999. As a registered investment advisor with the Securities and Exchange Commission, he specializes in wealth management, brokerage services, life and long-term care insurance and other investment services. Previously, Mr. Kiefer spent 31 years with the Miners National Bank and its successors, where he was President and CEO for the last 16 years.

"We are very fortunate to have Mr. Kiefer join our board," said Brent L. Peters, President and CEO of East Penn Bank. "His vast industry knowledge will provide the board with independent financial expertise, a role that is vital in serving the interest of our shareholders."

Mr. Kiefer graduated from the Pennsylvania State University with a B.A. in Economics and attended Temple University's Graduate School of Business Administration. He actively serves the community as President of the Advisory Board of Penn State University's Schuylkill Campus, Vice Chairman of the
Pottsville Hospital and Warne Clinic and a Director of Schuylkill County Economic Development Corporation.

East Penn Financial Corporation, a $312.0 million financial services holding company, is the parent of East Penn Bank, a locally owned community bank that serves the Lehigh Valley with 7 branch locations. In an effort to expand our market share and continue to serve our customers, a new banking office, located on State Avenue in Emmaus, is projected to open in the spring of 2004. For additional information visit www.eastpennbank.com.
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This press  release may  contain  forward-looking  statements  as defined by the
Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the bank's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation's filings with the Securities and Exchange Commission.